March 4, 2002


Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

RE:  Global Industrial Services, Inc.

We have read the statements that we understand Global Industrial Services, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

                          Yours truly,

                          /s/ Merdinger Fruchter, Rosen & Corso, P.C.
                          MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                          Certified Public Accountants

MFRC:lc